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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported)    August 29, 2002

                           FIRST STATE BANCORPORATION
             (Exact name of registrant as specified in its charter)

          NEW MEXICO                     001-12487               85-0366665
(State or other jurisdiction of    (Commission File No.)        (IRS Employer
         incorporation)                                      Identification No.)

         7900 JEFFERSON, N.E., ALBUQUERQUE, NEW MEXICO             87109
           (Address of principal executive offices)              (Zip Code)

      Registrant's Telephone Number, including area code   (505) 241-7500




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                                                         Exhibit Index on Page 4

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         Item 5.   Other Events and Regulation FD Disclosure.
                   ------------------------------------------

    On August 29, 2002, Mr. H. Patrick Dee, the Executive Vice President, Secretary, Treasurer, and a Director of the Registrant, entered into a "trading plan" pursuant to the requirements of Rule 10b5-1(c) promulgated by the Securities and Exchange Commission under Section 10(b) of the Securities Exchange Act of 1934, as amended (the "Plan"). The Plan covers the proposed sales by Mr. Dee of up to 35,000 shares of the Registrant's common stock on a quarterly basis during the period commencing September 3, 2002, and ending September 22, 2003, at prices not less than $23.00 per share, upon the exercise of options granted by the Registrant to purchase its common stock to provide for an amount of cash sufficient for Mr. Dee to pay the exercise price and related federal and state income withholding taxes as a result of such exercises. The purpose of Mr. Dee's trading plan is to enable him to exercise currently outstanding options to purchase the Registrant's common stock, which expire in November 2003, and to subsequently sell a portion of the underlying common stock to pay for the exercise price and related federal and state income withholding taxes in an orderly fashion.

         Item 7.   Financial Statements and Exhibits.
                   ----------------------------------

    Items (a) and (b) are not applicable.

    Item (c) Exhibit.

         Exhibit 99.1 Trading letter of H. Patrick Dee, Executive Vice President, Secretary, Treasurer, and a Director of the Registrant pursuant to Rule 10b5-1(c) under Section 10(b) of the Securities Act of 1934, as amended.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          FIRST STATE BANCORPORATION

Date: August 29, 2002                     By:    /s/ Michael R. Stanford
                                             --------------------------------
                                                   Michael R. Stanford
                                                   President and
                                                   Chief Executive Officer


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                                  EXHIBIT INDEX

Exhibit           Description
-------           -----------

99.1 Trading letter of H. Patrick Dee, Executive Vice President, Secretary, Treasurer, and a Director of the Registrant pursuant to Rule 10b5-1(c) under Section 10(b) of the Securities Act of 1934, as amended.


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